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Amerant Bancorp Names Erin Knight to its Board of Directors

CORAL GABLES, FL (Dec. 12, 2022) – Amerant Bancorp Inc. (NASDAQ: AMTB) (the “Company” or “Amerant”) and its subsidiary, Amerant Bank, the largest community bank headquartered in Florida, announced the appointment of Erin Knight to its Board of Directors, effective December 15, 2022. Knight is President of Miami-based Monument Capital Management, an A-Rod Corp company.

Knight brings significant banking and financial services experience, having served as an executive with a number of major organizations, among them SouthTrust (now Wells Fargo), Regions Bank, and Stonegate Bank (now Centennial Bank), where she served as Miami-Dade Market President.

“We are extremely pleased to add someone with Erin’s vast experience in financial services, in addition to her experience with major boards and organizations,” said Jerry Plush, Chairman & CEO of Amerant Bank. “We look forward to having her work with us to achieve our strategic objectives.”

Knight was recently reappointed by Governor DeSantis to the Citizens Property Insurance Corporation Board of Governors. She is also on The Miami Foundation’s Board of Directors and is a Board and Executive Committee Member of the Baptist Health Foundation, among others.

At Monument Capital Management (MCM) she is responsible for the day-to-day operations of the fully integrated real estate investment firm. Monument has acquired more than $1 billion of real estate across 15 states through opportunity funds and various joint ventures.

“It is an honor to join Amerant’s Board of Directors,” said Knight. “Jerry Plush and his leadership team are focused on the future of banking, ensuring they are meeting their customers’ and community’s needs, something I am passionate about and hope to enhance further.”

“Erin’s appointment is yet another positive step in engaging significant professional leaders from the community to be part of our Board whose skillset and experience align with our growth trajectory,” stated Plush.

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About Amerant Bancorp Inc. (NASDAQ: AMTB)

Amerant Bancorp Inc. is a bank holding company headquartered in Coral Gables, Florida since 1979. The Company operates through its main subsidiary, Amerant Bank, N.A. (the “Bank”), as well as its other subsidiaries: Amerant Investments, Inc., Elant Bank and Trust Ltd., and Amerant Mortgage, LLC. The Company provides individuals and businesses in the U.S. with deposit, credit and wealth management services. The Bank, which has operated for over 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 16 in South Florida and 7 in the Houston, Texas area, as well as an LPO in Tampa, Florida. For more information, visit investor.amerantbank.com.
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